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                               FCG ENTERPRISES, INC.
                           FIRST AMENDMENT TO THE SECOND
                       AMENDED AND RESTATED ASSOCIATE 401(k)
                              AND STOCK OWNERSHIP PLAN

     WHEREAS, FCG Enterprises, Inc., a California corporation (the "Company") has established and maintains the Associate 401(k) and Stock Ownership Plan, as amended and restated as of December 1, 1995 and as amended from time to time thereafter (the "ASOP"); and

     WHEREAS, the Board of Directors of the Company (the "Board") desires to amend the ASOP in connection with the initial public offering of the Company's common stock; and

     WHEREAS, the Board desires to specify certain contributions that will be made to the ASOP with respect to calendar year 1997;

     NOW, THEREFORE, BE IT RESOLVED, that the ASOP is amended as follows, effective as of the date this Fourth Amendment is approved by the Board:

1.   Section 5.3.2 is amended to read as follows:

     5.3.2. Notwithstanding the foregoing, the Company may, in its sole discretion, cause the Employers in any Plan Year to make a First Share Contribution on behalf of any or all Eligible Associates without regard to whether such Eligible Associate has previously received a First Share Contribution. Such First Share Contribution shall be allocated per capita to the First Share Account of each Eligible Associate. In the event that application of Section 401(a)(4) of the Internal Revenue Code would prevent the allocation of First Share Contributions as provided herein for any Plan Year, such Contributions shall be curtailed in such manner as the Administration Committee determines in its discretion, including curtailment of the contributions beginning with the Participant entitled to an allocation whose compensation is greatest for such Plan Year.

2.   The following text shall be added to the end of Section 5.3.3:

     With respect to Plan Years 1996 and 1997, the Company made (or will make) a First Share Contribution on behalf of each Eligible Associate hired in such Plan Year. Such First Share Contributions were sufficient to provide for the allocation of 50 shares of Company Stock (pre-split) to the First Share Account of each such Eligible Associate. With respect to Plan Year 1997, the Company shall make a First Share Contribution, designated as a loan repayment contribution, sufficient to provide for the allocation of 250 shares of Company common stock (pre-split) to the First Share Account of each Eligible Associate who was employed by the Employers on November 26, 1997 and who either is regularly employed for at least 30 hours per week or has a Year of Vesting Service in such Plan Year. The Company shall make an additional First Share Contribution for Limitation years after 1997, in a manner consistent with Code Section


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     401(a)(4), in an amount sufficient to provide for the allocation to
     Participants' accounts of any excess Annual Additions attributable to the 1997 First Share Contribution of 250 shares of Company Common Stock.

3.   Sections 19.5.3, 19.5.4 and 19.5.5 shall be deleted, and a new Section
19.5.3 shall be added to read as follows:

     If excess Annual Additions remain after the application of the above rule, the excess amounts shall be used to reduce Employer contributions to the ASOP for the Participant for the next Limitation Year (and succeeding Limitation Years, as necessary) in accordance with Treas. Regs. section 1.415-6(b)(6)(ii); provided, however, if the Participant is not a Participant at the end of such Limitation Year, then the excess amounts shall be held unallocated in a suspense account for the Limitation Year and allocated and reallocated in the next Limitation Year to all of the remaining eligible Participants' Accounts (subject to the limitations of this Section 19) before any other contributions constituting Annual Additions may be made to the Plan for that Limitation Year.




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